Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-139857) of Idearc Inc. of our report dated March 6, 2007, with respect to the consolidated financial statements and schedule of Idearc Inc. and subsidiaries included in the Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/ Ernst & Young LLP

Dallas, Texas
March 6, 2007